Ex. 10.57
September 16, 2009

Mr. Lonnie “Bo” Pilgrim
P. O. Box 93
Pittsburg, Texas 75686

Dear Mr. Pilgrim:

This letter agreement (the “Agreement”) confirms the agreement between Pilgrim’s Pride Corporation in connection with Pilgrim’s Pride Corporation’s reorganization under title 11 of the United States Code, and you, to engage in a consulting arrangement for the Term (as defined below).

1. Term.

The term of your Consulting Services (as defined below) shall commence on the closing date (the “Effective Date”) of the transactions contemplated by the Stock Purchase Agreement between Pilgrim’s Pride Corporation and JBS USA Holdings, Inc., and shall terminate on the date that is five years from the Effective Date (the “Term”).

2. Services.

(a) Consulting Services.  During the Term, you shall have either the title “Chairman Emeritus” or “Senior Advisor” and your consulting services (the “Consulting Services”) shall consist of providing services to the reorganized business of Pilgrim’s Pride Corporation (the “Company”) that are comparable in the aggregate with the services provided by you to the Company prior to the Effective Date, including without limitation advisory services with regard to governmental relations, strategic and operational matters and other such services as may be requested from time to time by the Board of Directors of the Company.  You shall be required to devote as much time as is reasonably necessary to perform the Consulting Services.

(b) Travel in Connection with Services.  During the Term, you shall be expected to travel from time to time in connection with your provision of the Consulting Services, as mutually agreed by the parties.  The Company shall provide you access to a corporate aircraft which shall be used to transport you to carry out your duties hereunder.

(c) Board Service.  You shall be appointed to the Board of Directors of the reorganized Company, and shall be nominated for subsequent terms on the Board of the Company and its successors during the Term.  Should you become unable to serve, for health reasons or otherwise, the board seat shall be filled by your son, Lonnie Ken Pilgrim. A board seat of the Company shall at all times be filled by you or your son to the extent provided in,

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Mr. Lonnie “Bo” Pilgrim
September 16, 2009
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 and in accordance with, the Company’s Amended and Restated Certificate of Incorporation filed with the Delaware Secretary of State pursuant to the above-described Stock Purchase Agreement. Compensation for service on the Board will be paid at the same rate as other non-employee Board members.

3. Compensation.

(a) Fixed Consulting Fee.

During the Term, as compensation for the Consulting Services, the Company shall pay you a consulting fee (the “Consulting Fee”) at an annual rate of $1.5 million, payable monthly in arrears, in accordance with the Company’s payroll practices.

(b) Benefits.

The Company will also provide you and your spouse with medical benefits (or will reimburse you for medical coverage) that are comparable in the aggregate to those medical benefits offered to full-time employees of the Company (the “Medical Benefits”).

(c) Expenses.

The Company shall reimburse you for reasonable out-of-pocket business expenses incurred by you in connection with your performance of the Consulting Services.  Such expenses shall be reimbursed upon submission of written evidence in accordance with the Company’s business expense reimbursement policies.

4. Relationship of the Parties.

You acknowledge that you are acting as an “independent contractor,” that you are solely responsible for your actions or inactions, and that nothing in this Agreement shall be construed to create an employment relationship between the Company and you.  You are not authorized to enter into contracts or agreements on behalf of the Company or to otherwise create obligations of the Company to third parties.  You shall be responsible for and shall maintain adequate records of expenses you shall incur in the course of performing the Consulting Services.  All federal, state and local income and other taxes may be withheld by the Company with respect to all amounts paid or benefits provided to you pursuant to this Agreement, to the extent required by law.

5. Amendment and Termination of Agreement.

This Agreement cannot be amended or modified without the prior written consent of both parties hereto; provided, however, that in the event of a material breach of this Agreement by either party, the non-breaching party may terminate this Agreement by written notice.

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Mr. Lonnie “Bo” Pilgrim
September 16, 2009
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6. Restricted Covenants.

(a) Confidentiality.  You shall maintain in confidence and shall not disclose or use, either during or after the Term, any proprietary or confidential information or know-how belonging to the Company (“Proprietary Information” hereinafter defined), whether or not in written form, except to the extent required to perform duties on behalf of the Company.  For purposes of this Agreement, “Proprietary Information” shall mean any information, not generally known to the relevant trade or industry, which was obtained from the Company, or which was learned, discovered, developed, conceived, originated or prepared by you in connection with your service to the Company.  Such Proprietary Information includes, without limitation, software, technical and business information relating to the Company’s inventions or products, research and development, production processes, manufacturing and engineering processes, finances, customers, marketing and production and future business plans, information belonging to customers or suppliers of the Company disclosed incidental to your service to the Company, and any other information which is identified as confidential by the Company, but only so long as the same is not generally known in the relevant trade or industry.

(b) Noncompetition.  In consideration of the payments and other consideration provided to you under this Agreement, you agree that during the Term and up to and including the second anniversary of the expiration of the Term (the “Restricted Period”) you shall not, directly or indirectly, engage, whether as a proprietor, partner, principal, joint venture participant, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity (other than an owner of less than one percent of the capital stock of a publicly traded entity), in any business or activity that competes with the business conducted by the Company in the geographical area in which it is engaged or will engage during the Restricted Period; provided, however, that nothing herein shall limit your right to own not more than 1% of any of the debt or equity securities of any business organization that is then filing reports with the Securities and Exchange Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended.

(c) Nonsolicitation.  You agree that during the Restricted Period you shall not in any way, directly or indirectly, whether as a proprietor, partner, principal, joint venture participant, employer, agent, employee, consultant, officer, director or investor, alone or in association with any other person, firm, corporation or other entity, (i) call upon, solicit, advise or otherwise do, or attempt to do, business with any person or entity who is, or was during the then most recent 24-month period, a client or customer of the Company, or take away or interfere or attempt to take away or to interfere with any customer, trade, business, patronage or affair of the Company or (ii) solicit, induce to leave, hire (or attempt to hire) or otherwise interfere (or attempt to interfere) with any person or entity who is, or was during the then most recent 24-month period, an employee, officer, consultant, representative or agent of the Company.

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Mr. Lonnie “Bo” Pilgrim
September 16, 2009
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7. Miscellaneous.

(a) Waiver of Breach; Severability.

The waiver by you or the Company of a breach of any provision of this Agreement by the other party hereto shall not operate or be construed as a waiver of any subsequent breach by either party.  If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions of this Agreement shall continue to be fully effective.

(b) Assignment; Successors.

This Agreement is personal to you and shall not be assignable by you.  No right, benefit or interest hereunder shall be assigned, encumbered, charged, pledged, hypothecated or be subject to any setoff or recoupment by you.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.

(c) Complete Understanding.

This Agreement contains the complete understanding between you and the Company regarding your consulting arrangement, and all other understandings and agreements, whether oral or written, are hereby superseded.

(d) Governing Law.

This Agreement will be subject to and construed in accordance with the laws of the State of New York.

(e) Headings.

The headings and captions of the sections of this Agreement are included solely for convenience of reference and shall not control the meaning or interpretations of any provisions of this Agreement.

(f) Counterparts.

This Agreement shall be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

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Mr. Lonnie “Bo” Pilgrim
September 16, 2009
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If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter, which will then constitute our agreement on this subject.

Very truly yours,

PILGRIM’S PRIDE CORPORATION

By:  /s/ Don Jackson

        By:  Don Jackson

        Title:  Chief Executive Officer

READ, AGREED AND ACCEPTED:

/s/ Lonnie "Bo" Pilgrim
Lonnie "Bo" Pilgrim

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